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                                                                     Exhibit 1.2

                               JOINDER OF PARTIES

     Reference is made to the Amended and Restated Agreement and Plan of Merger, dated as of May 11, 1999 (the "Agreement"), by and between Dominion Resources, Inc., a corporation organized under the laws of the Commonwealth of Virginia ("DRI"), and Consolidated Natural Gas Company, a corporation organized under the laws of the State of Delaware ("CNG"). Capitalized terms used herein but not otherwise defined herein have the meanings given such terms in the Agreement.

     WHEREAS, DRI New Sub I, Inc., a corporation organized under the laws of the Commonwealth of Virginia ("New Sub I"), and DRI New Sub II, Inc., a corporation organized under the laws of the State of Delaware ("New Sub II"), desire to join as parties to the Agreement pursuant to Section 1.1(a) of the Agreement.

     WHEREAS, DRI and CNG desire to approve and acknowledge the joinder of New Sub I and New Sub II to the Agreement pursuant to Section 1.1(a) of the Agreement.

     NOW, THEREFORE, in consideration of the premises and the covenants set forth in this Joinder Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. By executing below, New Sub I and New Sub II hereby join as parties to the Agreement and shall be fully bound by and agree to abide by all terms and conditions therein as though an original party thereto.

     2. This Joinder Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     3. This Joinder Agreement shall be governed by, and shall be construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such state, without giving effect to its conflicts of laws statutes, rules or principles.

     IN WITNESS WHEREOF, DRI, CNG, New Sub I and New Sub II have caused this Joinder Agreement to be signed by their respective officers thereunto duly authorized.
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                                                    DOMINION RESOURCES, INC.


Dated: January 28, 2000          By: /s/Thos. E. Capps
                                 -----------------------
                                 Name:   Thos. E. Capps
                                 Title:  Chairman, President and Chief Executive Officer

                                 CONSOLIDATED NATURAL GAS COMPANY

Dated: January 28,2000           By: /s/George A. Davidson, Jr.
                                 ------------------------------
                                 Name:  George A. Davidson, Jr.
                                 Title:    Chairman and Chief Executive Officer

                                 DRI NEW SUB I, INC.


Dated: January 28, 2000          By: /s/Thos. E. Capps
                                 -----------------------
                                 Name:   Thos. E. Capps
                                 Title:  Chairman, President and Chief Executive Officer

                                 DRI NEW SUB II, INC.


Dated: January 28, 2000          By: /s/Thos. E. Capps
                                 Name:   Thos. E. Capps
                                 Title:  Chairman, President and Chief Executive Officer
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